Exhibit 2

British American Tobacco p.l.c. (the “Company”)

JSE Sponsor

In accordance with section 2.6 of the JSE Limited (“JSE”) Listings Requirements, the Company advises that UBS South Africa (Pty) Ltd (“UBS”) has resigned as JSE sponsor as they will no longer be offering JSE sponsor services in South Africa.

The Company has appointed Merrill Lynch South Africa (Pty) Ltd t/a BofA Securities as JSE sponsor with effect from 28 February 2022.

JSE sponsor: Merrill Lynch South Africa (Pty) Ltd t/s BofA Securities

C Dhokia

Deputy Company Secretary

28 February 2022

Enquiries:

Investor Relations
Mike Nightingale/Victoria Buxton/William Houston/John Harney
+44 20 7845 1180/2012/1138/1263

British American Tobacco Press Office
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